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                                                          Exhibit 99(a)


CONSUMERS ENERGY

                             NEWS
_________________________________________________________________________
A CMS Energy Company         212 West Michigan AvenueTel: 517 788-0333
                             Jackson, MI 49201-2277Fax: 517 788-2397


         JACKSON, Mich., July 6, 2000 -- Consumers Energy, the principal subsidiary of CMS Energy Corporation (NYSE:CMS), has filed an application with the Michigan Public Service Commission (MPSC) to begin the securitization process for approximately $473 million in qualified costs, in compliance with the State of Michigan's new electric industry restructuring law.

         Securitization is a common financing technique used in states which have enacted electric restructuring legislation and typically involves the issuance of bonds with a credit rating of AAA. MPSC approval of the application will allow Consumers Energy to offset the earnings impact of the five percent rate reduction that was implemented for the utility's 1.5 million residential electric customers in June as required by the new restructuring law. Approval of the application will not increase electric rates for any of Consumers Energy's customers.

         The application, filed yesterday, requests that the MPSC find that Consumers Energy's Palisades nuclear plant capital costs (net of depreciation) and other regulatory assets be identified as "qualified costs" and therefore eligible for refinancing. According to the new restructuring law, the MPSC is required to act on the application within 90 days. Consumers Energy anticipates that securitization bonds will be issued at the earliest by the end of 2000.

         Consumers Energy, the principal subsidiary of CMS Energy
Corporation, is Michigan's largest utility providing natural gas and electricity to more than six million of the state's nine and one-half million residents in all 68 Lower Peninsula counties.

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For more information about Consumers Energy, visit our Website at
www.consumersenergy.com